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Exhibit 23.1

                          TSCHOPP, WHITCOMB & ORR, P.A.
                     2600 Maitland Center Parkway, Suite 330
                               Maitland, FL 32751







               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Miracor Diagnostics, Inc.
San Diego, California

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Miracor Diagnostics, Inc. of our report dated March 12, 2004, relating to the consolidated balance sheets of Miracor Diagnostics, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-KSB of Miracor Diagnostics, Inc.



/s/ Tschopp, Whitcomb & Orr, P.A.



Maitland, Florida
December 17, 2004